EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-60885) of our report dated February 6, 1996, which appears on page 73 of the 1995 Annual Report to Shareholders of Anheuser-Busch Companies, Inc., which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP

St. Louis, Missouri
September 11, 1996